EXHIBIT (d)(1)


                          AGREEMENT AND PLAN OF MERGER

                                   DATED AS OF

                                 JUNE 11,  2001

                                      AMONG

                             COLONIAL HOLDINGS, INC.

                                       AND

                                  GAMECO, INC.

                                       AND

                            GAMECO ACQUISITION, INC.


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                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of June 11, 2001 by and among Gameco, Inc., a Delaware corporation ("Parent"), Gameco Acquisition, Inc., a Virginia corporation and wholly owned subsidiary of Parent ("Merger Subsidiary"), Colonial Holdings, Inc., a Virginia corporation (the "Company") and, solely with respect to Section 5.14, Jeffrey P. Jacobs, an individual resident of Florida. Parent, Merger Subsidiary and the Company are referred to collectively herein as the "Parties."

     WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have each approved the merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement (the "Merger");

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                               THE MERGER; CLOSING

     Section 1.01.  The Merger.  Upon the terms and subject to the conditions of
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this  Agreement,  and in accordance with the Virginia Stock Corporation Act (the
"Virginia Act"), Merger Subsidiary shall be merged with and into the Company at the Effective Time (as defined in Section 1.02). Following the Merger, the separate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and a wholly owned subsidiary of Parent, and shall succeed to and assume all the rights and obligations of Merger Subsidiary in accordance with the Virginia Act.

     Section  1.02.  Effective  Time.  The  Merger  shall  become effective when
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articles  of  merger (the "Articles of Merger"), executed in accordance with the relevant provisions of the Virginia Act, are filed with the State Corporation Commission of Virginia (the "Commission"); provided, however, that, upon mutual consent of the constituent corporations to the Merger, the Articles of Merger may provide for a later date of effectiveness of the Merger not more than thirty
(30)  days  after the date of filing the Articles of Merger with the Commission.
When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Articles of Merger are accepted for record or such later time established by the Articles of Merger. The Articles of Merger shall be filed on the Closing Date (as defined in Section 1.07).

     Section  1.03.  Effects  of  the Merger.  The Merger shall have the effects
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set  forth  in  Section  13.1-721  of  the  Virginia  Act.

     Section  1.04.  Conversion  of Shares.  At the Effective Time, by virtue of
                     ----------------------
the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any of the following securities:

          (a) each issued and outstanding share of the Company's Class A common stock, par value $.01 per share (the "Class A Stock") and Class B Common Stock, par value $.01 (the "Class B Stock," together with the Class A Stock, the "Common Stock") held by the Company as treasury stock and each issued and outstanding share of the Common Stock owned by any subsidiary of the Company,


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Parent, Merger Subsidiary, any other subsidiary of Parent or by CD Entertainment
Ltd. (collectively, the "Controlling Stock"), shall be canceled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;

          (b) each issued and outstanding share of Class A Stock, other than those shares of Class A Stock constituting Controlling Stock (the "Class A Exchange Stock"), shall be converted into the right to receive an amount in cash, without interest, equal to $1.10 (the "Class A Consideration") payable to the record owner thereof upon surrender of the Certificate (as defined herein) with respect to such shares and each issued and outstanding share of Class B Stock, other than those shares of Class B stock constituting Controlling Stock (the "Class B Exchange Stock," and together with the Class A Exchange Stock, the "Exchange Stock"), shall be converted to the right to receive an amount in cash, without interest, equal to $1.10 (the "Class B Consideration," together with the Class A Consideration, the "Merger Consideration") payable to the record owner thereof upon surrender of the Certificate with respect to such shares. At the Effective Time, all such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or other reasonable evidence of ownership of non-certificated shares, including, but not limited to, those held electronically or in street name (collectively, a "Certificate") representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest; and

          (c) each issued and outstanding share of capital stock or ownership interest of Merger Subsidiary shall be converted into one fully paid and nonassessable share of Class A common stock, par value $0.01, of the Surviving Corporation.

     Section  1.05.  Payment  of Shares.  (a)  Prior to the mailing of the Proxy
                     -------------------
Statement (as herein defined) to the Company's shareholders, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as disbursing agent (the "Disbursing Agent") for the payment of the Merger Consideration upon surrender of the Certificates. Parent will enter into a disbursing agent agreement with the Disbursing Agent, in form and substance reasonably acceptable to the Company. Prior to the Effective Time, Parent shall deposit or cause to be deposited with the Disbursing Agent in trust for the benefit of the Company's shareholders cash in an aggregate amount necessary to make the payments pursuant to Section 1.04 to holders of the Exchange Stock (such amounts being hereinafter referred to as the "Exchange Fund"). The Disbursing Agent shall invest the Exchange Fund, as the Surviving Corporation directs, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, or a combination thereof, provided that, in any such case and subject to the obligation to effect payment of the Merger Consideration pursuant to Section 1.05(b), no such instrument shall have a maturity exceeding three months. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation. The Exchange Fund shall be used only as provided in this Agreement.

          (b) Concurrently with the mailing of the Proxy Statement to the Company's shareholders, the Company shall mail or cause to be mailed to each person who is a record holder of the Exchange Stock, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent) and any other appropriate materials and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender to the Disbursing Agent of a Certificate, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent, the holder of such Certificate shall be paid promptly after the Effective Time in


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exchange  therefor cash in an amount equal to, in the case of the Class A Stock, the product of the number of shares of Class A Stock represented by such Certificate multiplied by the Class A Consideration, and, in the case of the Class B Stock, the product of the number of shares of Class B Stock represented by such Certificate multiplied by the Class B Consideration, and each such Certificate shall be cancelled. No interest will be paid or accrue on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with this Section 1.05, each Certificate (other than Certificates representing Controlling Shares) shall represent for all purposes only the right to receive the Merger Consideration in cash multiplied by the number of shares of Company Common stock evidenced by such Certificate without any interest thereon.

          (c) From and after the Effective Time, there shall be no registration of transfers of shares of the Common Stock which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. From and after the Effective Time, the holders of shares of the Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of the Common Stock previously represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, such Certificates shall be canceled and exchanged for cash as provided in this Article I. At the close of business on the day of the Effective Time the stock ledger of the Company shall be closed.

          (d) At any time more than twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Disbursing Agent to deliver to it any funds which had been made available to the Disbursing Agent and not disbursed in exchange for Certificates (including, without limitation, all interest and other income received by the Disbursing Agent in respect of all such funds). Thereafter, holders of shares of the Common Stock shall look only to Parent (subject to the terms of this Agreement, abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Merger Consideration that may be payable, without interest, upon due surrender of the Certificates held by them. If any Certificates shall not have been surrendered immediately prior to the time on which any payment in respect hereof would otherwise escheat or become the property of any governmental unit or agency, the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.
Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation nor the Disbursing Agent shall be liable to any holder of the Common Stock for any Merger Consideration in respect of such Common Stock delivered to a public official pursuant to any abandoned property, escheat or other similar law.


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     Section  1.06.  Lost  or  Stolen Certificates.  If any Certificate has been
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lost,  stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Disbursing Agent will deliver in exchange for such lost, stolen, or destroyed Certificate, the appropriate Merger Consideration with respect to the shares of Company Common Stock formerly represented by that Certificate.

     Section  1.07.  Stock  Options.  At  the  Effective  Time, each unexercised
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option,  whether or not then vested or exercisable in accordance with its terms, to purchase shares of Common Stock (the "Options") previously granted by the Company or any of its subsidiaries shall be canceled automatically and the Parent shall or shall cause the Surviving Corporation to provide the holder thereof with a lump sum cash payment equal to the product of the total number of shares of the Class A Stock subject to such Option immediately prior to the Effective Time and the excess (if any) of the Class A Consideration over the purchase price per share of the Class A Stock subject to such Option.

     Section  1.08.  The  Closing.  The closing of the transactions contemplated
                     ------------
by this Agreement (the "Closing") shall take place at such place as shall be agreed upon by the Parties commencing at 9:00 a.m. local time not later than December 31, 2001 provided that all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the Parties will take at the Closing) have been satisfied or waived or such other place and date as the Parties may mutually determine (the "Closing Date").

     Section  1.09.  Dissenters'  Rights.  Notwithstanding  anything  in  this
                     -------------------
Agreement to the contrary, shares of the Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has dissented from the Merger in accordance with Article 15 of the Virginia Act ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as provided in Section 1.05, unless and until such holder fails to perfect or withdraws or otherwise loses his right to payment under the Virginia Act. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to such payment, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such holder is entitled, without interest thereon. The Company shall give Parent and Merger Subsidiary prompt notice of any notice of dissent received by the Company and, prior to the Effective Time, Parent and Merger Subsidiary shall have the right to participate in all negotiations, proceedings and appraisals with respect to any exercise of dissenters' rights. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent and Merger Subsidiary, make any payment with respect to, or settle or offer to settle, any such dissents.

                                   ARTICLE II
                THE SURVIVING CORPORATION; DIRECTORS AND OFFICERS

     Section 2.01.  Articles of Incorporation.  The articles of incorporation of
                    -------------------------
the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law.


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     Section  2.02.  Bylaws.  The  bylaws  of Merger Subsidiary in effect at the
                     ------
Effective Time shall be the bylaws of the Surviving Corporation, until amended in accordance with applicable law and this Agreement.

                                   ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

     Parent and Merger Subsidiary jointly and severally represent and warrant to the Company that, except as set forth in the Disclosure Schedule dated as of the date hereof and signed by an authorized officer of Parent (the "Parent Disclosure Schedule"), it being agreed that disclosure of any item on the Parent Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Parent Disclosure Schedule:

     Section 3.01.  Organization and Qualification.  Parent is a corporation and
                    ------------------------------
Merger Subsidiary is a corporation and each of Parent's other subsidiaries is a corporation or a limited liability company in each case duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation and has all requisite corporate or company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Subsidiary is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have Parent Material Adverse Effect (as hereinafter defined). The term "Parent Material Adverse Effect" means an effect that is materially adverse to (i) the business, financial condition or ongoing operations or prospects of Parent and its subsidiaries, taken as a whole or (ii) the ability of Parent or any of its subsidiaries to obtain financing for or to consummate any of the transactions contemplated by this Agreement.

     Section 3.02.  Authority; Non-Contravention; Approvals. (a)  Each of Parent
                    ---------------------------------------
and Merger Subsidiary has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including, without limitation, the consummation of the financing of the Merger pursuant to the Financing Arrangement (as defined in Section 3.04). This Agreement and the Merger have been approved and adopted by the boards of directors of Parent and Merger Subsidiary and Parent as the sole shareholder of Merger Subsidiary, and no other corporate or similar proceeding on the part of Parent or Merger Subsidiary (or any other party) is necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby, including, without limitation, the Financing Arrangement. This Agreement has been duly executed and delivered by each of Parent and Merger Subsidiary and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Merger Subsidiary enforceable against each of them in accordance with its terms, except that such


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enforcement  may  be  subject  to  (i)  bankruptcy,  insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

          (b) The execution, delivery and performance of this Agreement by each of Parent and Merger Subsidiary and the consummation of the Merger and the transactions contemplated hereby, including, without limitation, the Financing Arrangement, do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of
(i) the respective certificates of incorporation or bylaws of Parent or any of its subsidiaries currently in effect, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its subsidiaries or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Effective Time) the Parent Required Statutory Approvals (as defined in Section 3.02(c)), or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (each a "Contract") to which Parent or any of its subsidiaries is now a party or by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound or affected, except, with respect to any item referred to in clause (ii) or (iii), for any such violation, conflict, breach, default, termination, acceleration or creation of liens, security interests or encumbrances that would not reasonably be expected to have a Parent Material Adverse Effect and would not materially delay the consummation of the Merger.

          (c) Except for (i) applicable filings, if any, with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) filing of the Articles of Merger with the Commission, and (iii) filings with and approvals by any regulatory authority with jurisdiction over the Company's gaming operations required under any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree, injunction or other authorization governing or relating to the current or contemplated gaming activities and operations of the Company, including, but not limited to, Chapter 29 of the Annotated Code of Virginia and the rules and regulations promulgated thereunder and all other rules and regulations, statutes and ordinances having authority or with which compliance is required for the conduct of gambling, and gaming (collectively, the "Gaming Laws") (the filings and approvals referred to in clauses (i) through (iii) being collectively referred to as the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Merger Subsidiary, or the consummation by Parent or Merger Subsidiary of the transactions contemplated hereby, including, without limitation, the Financing Arrangement, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected to have a Parent Material Adverse Effect and would not materially delay the consummation of the Merger.

     Section  3.03.  Proxy  Statement  and  Other  SEC  Filings.  None  of  the
                     -------------------------------------------
information to be supplied by Parent or its subsidiaries for inclusion in (i) any proxy statement (the "Proxy Statement") to be distributed in connection with


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
the Company's special meeting of shareholders (the "Special Meeting") called for the purpose of voting on this Agreement and the transactions contemplated hereby at the time of the mailing to shareholders of the Proxy Statement or any amendment or supplement thereto, or (ii) the Schedule 13E-3 required under the Exchange Act with respect to the transactions contemplated hereby or any amendments or supplements thereto (the "Transaction Statement") at the time of the final filing thereof with the SEC, and, in each case, at the time of the Special Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

     Section 3.04.  Financing.  Parent  intends to  raise  $120.0  million  in a
                    ----------
debt financing pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act") in order to provide financing for the Merger (the "Financing Arrangement") and has engaged U.S. Bancorp Libra to provide financial advisory and debt placement services in connection therewith.

     Section  3.05.  Brokers  and  Finders.  Except  as  disclosed in the Parent
                     ----------------------
Disclosure Schedule, neither Parent nor Merger Sub has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any investment banking fees, finder's fees or brokerage fees in connection with the transactions contemplated hereby.

     Section  3.06.  Compliance  with Applicable Laws.  The businesses of Parent
                     --------------------------------
and Merger Subsidiary are not being conducted in violation of any law, ordinance or regulation of any governmental entity which violation, insofar as reasonably can be foreseen, would prevent or materially impair the consummation by Parent and Merger Subsidiary of the Merger and the transactions contemplated hereby. As of the date of this Agreement, no investigation or review by any governmental entity with respect to Parent and Merger Subsidiary is pending or, to the knowledge of Parent and Merger Subsidiary, threatened, nor has any governmental entity indicated an intention to conduct the same which investigation or review, insofar as reasonably can be foreseen, would prevent or materially impair the consummation by Parent and Merger Subsidiary of the Merger and the transactions contemplated hereby.

     Section  3.07.  Litigation.  There is no suit, action or proceeding pending
                     ----------
or, to the knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries, which, if determined adversely to Parent or any of its subsidiaries and insofar as reasonably can be foreseen, would prevent or materially impair the consummation by Parent of the Merger and the transactions contemplated hereby; nor is there any judgment, decree, writ, injunction, rule or order of any governmental entity or arbitrator outstanding against Parent or any of its subsidiaries which judgment, decree, writ, injunction, rule or order, insofar as reasonably can be foreseen, would prevent or materially impair the consummation by Parent of the Merger and the transactions contemplated hereby.

     Section 3.08.  Ownership and Interim Operations.  The Merger Subsidiary was
                    --------------------------------
formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. The Merger Subsidiary is, and immediately prior to the Effective Time will be, directly and wholly owned by Parent. Merger Subsidiary does not own, and at all times from and after the date


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
hereof and prior to the Effective Time will continue not to own, any asset other than an amount of cash necessary for its due incorporation and good standing and to pay the fees and expenses of the Merger attributable to it if the Merger is consummated or otherwise required pursuant to the terms of this Agreement and any other assets as are reasonably necessary for the Merger Subsidiary to fulfill its obligations with respect to the transactions contemplated by this Agreement.

     Section 3.09.  Organizational Instruments.  Parent heretofore has furnished
                    --------------------------
to the Company complete and correct copies of the respective organizational and constituent instruments and documents of Parent and Merger Subsidiary, in each case as amended or restated to the date hereof. Neither Parent nor Merger Subsidiary is in violation of any provisions of its respective organizational and constituent instruments and documents.

     Section 3.10.  Disclosure.  No representation or warranty made by Parent or
                    ----------
Merger Subsidiary in this Agreement and no statement of Parent or Merger Subsidiary contained in any certificate delivered by Parent or Merger Subsidiary pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. For purposes of this Section 3.10, the term "material" shall be measured by reference to Parent and its subsidiaries, considered as an entirety.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Subsidiary that, except as set forth in the disclosure schedule dated as of the date hereof and signed by an authorized officer of the Company (the "Company Disclosure Schedule"), it being agreed that disclosure of any item on the Company Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Company Disclosure Schedule:

     Section  4.01.  Organization  and  Qualification.  The  Company  is  a
                     ---------------------------------
corporation duly organized, validly existing and in good standing under the laws of Virginia and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Company Material Adverse Effect (as hereinafter defined). The term "Company Material Adverse Effect" means an effect or effects that are materially adverse to (i) the business, financial condition, or ongoing operations or prospects of the Company and its subsidiaries, taken as a whole, or (ii) has a materially adverse effect on the ability of the Company to consummate the Merger or the ability of the Parties hereto to retain any Material Gaming License (as hereinafter defined). True, accurate and complete copies of the Company's articles of incorporation and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent. The term "Material Gaming License" means a license or similar authorization under any Gaming Law without which Parent or the Company, as the case may be, would be prohibited from operating any of its gaming properties in the state in which such property is located.

     Section  4.02.  Capitalization. (a)  The  authorized  capital  stock of the
                     ---------------
Company consists of (1) 12,000,000 shares of Class A Stock, and (2) 3,000,000 shares of Class B Stock. As of the close of business on the date hereof: (i) 5,025,239 shares of Class A Stock and 2,242,500 shares of Class B Stock are issued and outstanding all of which shares are validly issued and are fully paid, nonassessable and free of preemptive rights, (ii) 6,974,761 shares of Class A Stock and 757,500 shares of Class B Stock are authorized but unissued,
(iii) 395,000 shares of Class A Stock and no shares of Class B Stock are reserved for issuance upon exercise of Options issued and outstanding, (iv) 238,100 Options to purchase Class A Stock and no Options to purchase Class B Stock are issued and outstanding. Assuming the exercise of all outstanding Options, as of the date hereof, there would be 5,263,339 shares of Class A Stock and 2,242,500 shares of Class B Stock issued and outstanding. Since March 31, 2001, except as permitted by this Agreement, (i) no shares of capital stock of the Company have been issued except in connection with the exercise of the instruments referred to in the second sentence of this Section 4.02(a), and (ii) except as set forth in Section 4.02(a) of the Company Disclosure Schedule, no options, warrants, securities convertible into, or commitments with respect to the issuance of shares of capital stock of the Company have been issued, granted or made.

          (b) Except as set forth in Section 4.02(a) and Section 4.02(a) of the Company Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and including any rights plan or other anti-takeover agreement, obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment. Except as set forth in Section 4.02(a) there are no outstanding stock appreciation rights or similar derivative securities or rights of the Company or any of its subsidiaries. Except as disclosed in the SEC Reports (as defined in Section 4.05) or as otherwise contemplated by this Agreement, there are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company.

     Section  4.03.  Subsidiaries.  Each  direct  and indirect subsidiary of the
                     -------------
Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and each subsidiary of the Company is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; except, in all cases, where the failure to be so organized, existing, qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock of or other equity interests in each subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights, as applicable. There are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance or sale with respect to any shares of capital stock of or other equity interests in any subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement. For purposes of this Agreement, the term "subsidiary" means, with respect to any specified person (the "Owner") any other person of which more than 50% of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other governing body thereof is at the time owned or controlled, directly or indirectly, by such Owner or one or more of the other subsidiaries of such Owner.

     Section  4.04.  Authority;  Non-Contravention;  Approvals. (a)  The Company
                     ------------------------------------------
has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Shareholders' Approval (as defined in Section 6.01(a)) with respect solely to the Merger, to consummate the transactions contemplated hereby. This Agreement and the Merger have been approved and adopted by the board of directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Shareholders' Approval with respect solely to the Merger, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Merger Subsidiary, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

          (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, contractually require any offer to purchase or any prepayment of any debt, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective certificates of incorporation or bylaws of the Company or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Effective Time) the Company Required Statutory Approvals (as defined in Section 4.04(c)) and the Company Shareholders' Approval, or (iii) any Contract to which the Company or any of its subsidiaries is now a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or affected, subject, in the case of consummation, to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties as specified in Section 4.04(b) of the Company Disclosure Schedule, except, with respect to any items referred to in clause (ii) or (iii), for any such violation, conflict, breach, default, termination, acceleration or creation of liens, security interests or encumbrances that would not, individually or in the aggregate, have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

          (c) Except for (i) the filings, if any, by Parent required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) any applicable filings with the SEC pursuant to the Exchange Act,
(iii) filing of the Articles of Merger with the Commission, (iv) any filings with or approvals from authorities required solely by virtue of the jurisdictions in which Parent or its subsidiaries conduct any business or own any assets, and (v) filings with and approvals in respect of the Gaming Laws (the filings and approvals referred to in clauses (i) through (v) and those disclosed in Section 4.04(c) of the Company Disclosure Schedule being collectively referred to as the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not individually or in the aggregate have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

     Section  4.05.  Reports  and  Financial Statements.  Since January 1, 1998,
                     -----------------------------------
the Company has filed with the SEC all forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) (collectively, the "SEC Reports") required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder, all of which, as amended if applicable, complied when filed in all material respects with all requirements of the applicable act and the rules and regulations promulgated thereunder. As of their respective dates, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Company (the "Company Financial Statements") included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 as filed with the SEC have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended.

     Section  4.06.  Absence of Undisclosed Liabilities.  Except as disclosed in
                     -----------------------------------
the SEC Reports or the Company Disclosure Schedule, neither the Company nor any of its subsidiaries had at December 31, 2000 or March 31, 2001 or has incurred since March 31, 2001 and as of the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto, or (ii) which were incurred after March 31, 2001 in the ordinary course of business and consistent with past practice, (b) liabilities, obligations or contingencies which (i) would not, individually or in the aggregate, have a Company Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof in the ordinary course of business, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected in the consolidated financial statements of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied.

     Section 4.07.  Absence of Certain Changes or Events.  Since the date of the
                    -------------------------------------
most recent SEC Report filed prior to the date of this Agreement that contains consolidated financial statements of the Company, there has not been any Company Material Adverse Effect provided that continuing reasonably foreseeable financial losses or financial losses consistent with historical losses or resulting from the breach by Jeffrey P. Jacobs ("Jacobs"), the sole shareholder of Parent and the Chief Executive Officer and the Chairman of the Board of Directors of the Company of his obligations pursuant to Section 5.14 shall not constitute a Company Material Adverse Effect for purposes of this Section 4.07.

     Section  4.08.  Litigation.  Except  as  referred  to in the SEC Reports or
                     -----------
Section 4.08 of the Company Disclosure Schedule, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that would, individually or in the aggregate, have a Company Material Adverse Effect. Except as referred to in the SEC Reports, neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that prohibits the consummation of the transactions contemplated hereby or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

     Section  4.09.  Proxy  Statement  and  Other  SEC  Filings.  None  of  the
                     -------------------------------------------
information to be supplied by the Company or any of its subsidiaries for inclusion in (i) the Proxy Statement at the time of the mailing thereof or any amendment or supplement thereto, or (ii) the Transaction Statement at the time of final filing thereof or any amendment or supplement thereto with the SEC, and, in each case, at the time of the Special Meeting will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with all applicable laws, including, but not limited to, the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information supplied by Parent, Merger Subsidiary or any stockholder of Parent for inclusion therein.

     Section 4.10.  No Violation of Law.  Except as disclosed in the SEC Reports
                    --------------------
or Section 4.10 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in violation of or has been given written, or to the knowledge of the Company's executive officers oral, notice of any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Except as disclosed in the SEC Reports or
Section 4.10 of the Company Disclosure Schedule, to the knowledge of the Company, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. To the knowledge of the Company's executive officers, the Company and its subsidiaries are not in material violation of the terms of any material permit, license, franchise, variance, exemption, order or other governmental authorization, consent or approval necessary to conduct their businesses as presently conducted (collectively, the "Company Permits"), except for delays in filing reports or violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

     Section  4.11.  Compliance with Agreements.  Except as disclosed in the SEC
                     ---------------------------
Reports or Section 4.11 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in breach, violation or default in the performance or observance of any term or provision of, and, to the knowledge of the Company's executive officers, no event has occurred which, with lapse of time or action by a third party, would result in a default under, any Contract to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, other than breaches, violations and defaults which would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company's insurance policies relating to directors' and officers' liability are in full force and effect.

     Section  4.12.  Taxes.  (a)  The Company and its subsidiaries have (i) duly
                     ------
filed with the appropriate governmental authorities all Tax Returns (as defined in Section 4.12(c)) required to be filed by them, and such Tax Returns are true, correct and complete, and (ii) duly paid in full or reserved in accordance with generally accepted accounting principles on the Company Financial Statements all Taxes (as defined in Section 4.12(c)) required to be paid, except in each such case as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are no liens for Taxes upon any property or asset of the Company or any subsidiary thereof, other than liens for Taxes not yet due or Taxes contested in good faith and reserved against in accordance with generally accepted accounting principles. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service (the "IRS") or any other governmental taxing authority with respect to Taxes of the Company or any of its subsidiaries which would individually or in the aggregate, have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its subsidiaries has agreed to an extension of time with respect to a Tax deficiency, other than extensions which are no longer in effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly owned subsidiary of the Company, other than agreements the consequences of which are fully and adequately reserved for in the Company Financial Statements.

          (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its subsidiaries has withheld or collected and has paid over to the appropriate governmental entities (or is properly holding for such payment) all material Taxes required to be collected or withheld.

          (c) For purposes of this Agreement, "Taxes" means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications services, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and includes any liability for Taxes of another person by contract, as a transferee or successor, under Treasury Regulation 1.1502-6 or analogous state, local or foreign law provision or otherwise, and "Tax Return" means any return, report or similar statement (including attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     Section 4.13.  Employee Benefit Plans; ERISA.  (a)  The SEC Reports and the
                    ------------------------------
Company Disclosure Schedule set forth each material employee or director benefit plan, arrangement or agreement, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (excluding any multi-employer plan as defined in Section 3(37) of ERISA (a "Multi-employer Plan") and any multiple employer plan within the meaning of Section 413(c) of the Internal Revenue Code of 1986, as amended (the "Code")) that is sponsored, maintained or contributed to by the Company or any of its subsidiaries or by any trade or business, whether or not incorporated, all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA (collectively, the "Company Plans").

          (b) Except as disclosed in the SEC Reports or in the Company Disclosure Schedule, (i) there have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any of the Company Plans that could result in penalties, taxes or liabilities which would individually or in the aggregate, have a Company Material Adverse Effect, (ii) no Company Plan is subject to Title IV of ERISA, (iii) each of the Company Plans has been operated and administered in accordance with all applicable laws during the period of time covered by the applicable statute of limitations, except for failures to comply which would not, individually or in the aggregate, have a Company Material Adverse Effect, (iv) each of the Company Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been revoked by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Company Plans, and the period for making any such necessary retroactive amendments has not expired, (v) to the knowledge of the Company and its subsidiaries, there are no pending, threatened or anticipated claims involving any of the Company Plans other than claims for benefits in the ordinary course or claims which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (vi) no Company Plan provides post-retirement medical benefits to employees or directors of the Company or any of its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable law, (vii) all material contributions or other amounts payable by the Company or its subsidiaries as of the date hereof with respect to each Company Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles, (viii) with respect to each Multi-employer Plan contributed to by the Company, to the knowledge of the Company and its subsidiaries, as of the date hereof, none of the Company or any of its subsidiaries has received any notification that any such Multi-employer Plan is in reorganization, has been terminated or is insolvent, (ix) the Company and each of its subsidiaries has complied in all respects with the Worker Adjustment and Retraining Notification Act, except for failures which would not, individually or in the aggregate, have a Company Material Adverse Effect, and
(x) no act, omission or transaction has occurred with respect to any Company Plan that has resulted or could result in any liability of the Company or any subsidiary under Section 409 or 502(c)(1) of ERISA or Chapter 43 of Subtitle (A) of the Code, except for liabilities which would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (c) Except as set forth in the Company Disclosure Schedule, and excluding payments in respect of outstanding Options or Common Stock, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, any severance or "excess parachute payment" (within the meaning of Section 280G of the Code)) becoming due to any director or employee of the Company or any of its subsidiaries under any Company Plan, (ii) increase any benefits otherwise payable under any Company Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

     Section  4.14.  Labor  Controversies.  Except  as  disclosed  in  the  SEC
                     ---------------------
Reports, (a) there are no significant controversies pending or, to the knowledge of the Company, threatened between the Company or any of its subsidiaries and any representatives (including unions) of any of their employees, and (b) to the knowledge of the Company, there are no organizational efforts presently being made involving any of the presently unorganized employees of the Company or any of its subsidiaries.

     Section 4.15.  Environmental Matters.  (a)  Except  as disclosed in the SEC
                    ----------------------
Reports or Section 4.15 of the Company Disclosure Schedule, (i) the Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties owned by the Company or any of its subsidiaries contain any Hazardous Substance (as defined in Section 4.15(c)) in amounts exceeding the levels permitted by applicable Environmental Laws (as defined in Section 4.15(b)), (iii) since January 1, 1998, neither the Company nor any of its subsidiaries has received any notices, demand letters or requests for information from any Federal, state, local or foreign governmental entity indicating that the Company or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the Company's knowledge, threatened, against the Company or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by the Company or any of its subsidiaries as a result of any activity of the Company or any of its subsidiaries during the time such properties were owned, leased or operated by the Company or any of its subsidiaries, and (vi) neither the Company, its subsidiaries nor any of their respective properties are subject to any liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for violations of the foregoing clauses (i) through (vi) that would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (b) As used herein, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect at the Effective Time. The term "Environmental Law" includes, without limitation, (i) the Federal

Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect at the Effective Time, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages arising from or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

          (c) As used herein, "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

     Section  4.16.  Title  to Assets.  The Company and each of its subsidiaries
                     -----------------
has good and valid title in fee simple to all its real property and good title to all its leasehold interests and other properties, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations (in the manner presently carried on by the Company), or (iii) as disclosed in the SEC Reports, or Section 4.16 of the Company Disclosure Schedule, and except for such matters which would not, reasonably be expected individually or in the aggregate, have a Company Material Adverse Effect. All leases under which the Company or any of its subsidiaries leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than failures to be in good standing and defaults under such leases which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

     Section  4.17.  Company  Shareholders'  Approval.  The  affirmative vote of
                     ---------------------------------
shareholders of the Company required for approval and adoption of this Agreement and the Merger is more than sixty-six and two-thirds percent (66.666%) of the outstanding shares of the Class A Stock and the Class B Stock voting as a separate class.

     Section  4.18.  Brokers  and Finders.  The Company has not entered into any
                     ---------------------
contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any finder's fees or brokerage fees in connection with the transactions contemplated hereby, except as disclosed in
Section  4.18  of  the  Company  Disclosure  Schedule.

     Section  4.19.  Financial  Advisors.  The  Company has not entered into any
                     -------------------
contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any financial advisory fees in connection with the transactions contemplated hereby, other than fees payable to BB&T Capital Markets (the "Company Financial Advisor"), or as disclosed in
Section 4.19 of the Company Disclosure Schedule. An accurate copy of any fee agreement with the Company Financial Advisor has been made available to Parent.

                                    ARTICLE V

                                    COVENANTS

     Section  5.01.  Conduct  of  Business  by  the  Company Pending the Merger.
                     -----------------------------------------------------------
Except as otherwise contemplated by this Agreement or disclosed in Section 5.01 of the Company Disclosure Schedule, after the date hereof and prior to the Effective Time or earlier termination of this Agreement, unless Parent shall otherwise agree in writing, the Company shall, and shall cause its subsidiaries to:

          (a) conduct their respective businesses in the ordinary and usual course of business and in a manner substantially consistent with past practice;

          (b) not (i) amend or propose to amend their respective articles of incorporation or bylaws or equivalent constitutional documents, (ii) split, combine or reclassify their outstanding capital stock, or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to the Company or a wholly owned subsidiary of the Company by a direct or indirect wholly owned subsidiary of the Company;

          (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for any such capital stock, except that the Company may issue shares upon the exercise of Options outstanding on the date hereof;

          (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business or borrowings under the existing credit facilities of the Company or of any of its subsidiaries up to the existing borrowing limit on the date hereof, and (B) borrowings to refinance existing indebtedness on terms which are reasonably acceptable to Parent; provided that in no event shall aggregate indebtedness of the Company and its subsidiaries, net of all cash and cash equivalents, exceed $29.0 million, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the exercise of outstanding Options pursuant to the terms of the Company Plans, (iii) make any acquisition of any assets or businesses other than expenditures for current assets for fixed or capital assets in each case in the ordinary course of business, (iv) without Parent's consent, acquire any gaming property, (v) sell, pledge, dispose of or encumber any assets or businesses other than (A) sales of businesses or assets disclosed in Section 5.01 of the Company Disclosure Schedule, (B) pledges or encumbrances pursuant to existing credit facilities or other permitted borrowings, (C) sales of real estate, assets or facilities for cash consideration (including any debt assumed by the buyer of such real estate, assets or facilities) to non-affiliates of the Company of less than $10,000 in each such case and $100,000 in the aggregate, (D) sales or dispositions of businesses or assets as may be required by applicable law, and (E) sales or dispositions of assets in the ordinary course of business, or (vi) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (e) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and use all reasonable efforts to preserve the goodwill and business relationships with customers and others having business relationships with them other than as expressly permitted by the terms of this Agreement;

          (f) not enter into, amend, modify or renew any employment, consulting, severance or similar agreement with, or grant any salary, wage or other increase in compensation or increase in any employee benefit to, any director or officer of the Company or of any of its subsidiaries, except (i) for changes that are required by applicable law, (ii) to satisfy obligations existing as of the date hereof, or (iii) in the ordinary course of business consistent with past practice;

          (g) not enter into, establish, adopt, amend or modify any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan, agreement, program or arrangement, in respect of any director, officer or employee of the Company or of any of its subsidiaries, except, in each such case, as may be required by applicable law or by the terms of contractual obligations existing as of the date hereof, including any collective bargaining agreement;

          (h) not make expenditures in excess of expenditures permitted by the Company's last budget approved by the Board of Directors, including, but not limited to, capital expenditures, or enter into any binding commitment or contract to make expenditures, except (i) expenditures which the Company or its subsidiaries are currently contractually committed to make, (ii) other expenditures not exceeding $100,000 in each such case and $300,000 in the aggregate, (iii) for emergency repairs and other expenditures necessary in light of circumstances not anticipated as of the date of this Agreement which are necessary to avoid significant disruption to the Company's business or operations consistent with past practice (and, if reasonably practicable, after consultation with Parent), or (iv) for repairs and maintenance in the ordinary course of business consistent with past practice;

          (i) not make, change or revoke any material Tax election unless required by law or make any agreement or settlement with any taxing authority regarding any material amount of Taxes or which would reasonably be expected to materially increase the obligations of the Company or the Surviving Corporation to pay Taxes in the future.

     Section  5.02.  Control  of the Company's Operations.  Nothing contained in
                     -------------------------------------
this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

     Section  5.03.  Acquisition  Transactions.  (a)  After  the date hereof and
                     -------------------------
prior to the Effective Time or earlier termination of this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, initiate, solicit, negotiate, encourage or provide confidential information to facilitate, and the Company shall use all reasonable efforts to cause any officer, director or employee of the Company, or any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its subsidiaries, not to initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business, properties or capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as an "Acquisition Transaction").

          (b) Notwithstanding the provisions of paragraph (a) above, (i) the Company may, prior to receipt of the Company Shareholders' Approval, in response to an unsolicited bona fide written offer or proposal with respect to a potential or proposed Acquisition Transaction (an "Acquisition Proposal") from a corporation, partnership, person or other entity or group (a "Potential Acquirer") which the Company's Board of Directors determines, in good faith and after consultation with its independent financial advisor, would reasonably be expected to result (if consummated pursuant to its terms) in an Acquisition Transaction more favorable to the Company's shareholders than the Merger (a "Qualifying Proposal"), furnish (subject to the execution of a confidentiality agreement substantially similar to the Confidentiality Agreement (as defined in Section 5.04)) confidential or non-public information to, and negotiate with, such Potential Acquirer, may resolve to accept, or recommend, and, upon termination of this Agreement in accordance with Section 7.01(v) and after payment to Parent of the fee pursuant to Section 5.09(b), enter into agreements relating to, a Qualifying Proposal which the Company's Board of Directors, in good faith, has determined is reasonably likely to be consummated (such Qualifying Proposal being a "Superior Proposal") and (ii) the Company's Board of Directors may take and disclose to the Company's shareholders a position contemplated by Rule 14e-2 under the Exchange Act or otherwise make disclosure required by the federal securities laws. It is understood and agreed that negotiations and other activities conducted in accordance with this paragraph
(b)  shall  not  constitute  a  violation of paragraph (a) of this Section 5.03.

          (c) The Company shall promptly notify Parent after receipt of any Acquisition Proposal, indication of interest or request for non-public information relating to the Company or its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be given orally and in writing and shall indicate in reasonable detail the identity of the offeror and the material terms and conditions of such proposal, inquiry or contact.

     Section  5.04.  Access  to  Information.  The  Company and its subsidiaries
                     ------------------------
shall afford to Parent and Merger Subsidiary and their respective accountants, counsel, financial advisors, sources of financing and other representatives (the "Parent Representatives") reasonable access during normal business hours with reasonable notice throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC in connection with the transactions contemplated by this Agreement, and (ii) such other information concerning its businesses, properties and personnel as Parent or Merger Subsidiary shall reasonably request and will obtain the reasonable cooperation of the Company's officers, employees, counsel, accountants, consultants and financial advisors in connection with the investigation of the Company by Parent and the Parent Representatives. Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes it may not provide to Parent by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which the Company or any subsidiary is required to keep confidential by reason of contract, agreement or understanding with third parties entered into prior to the date hereof.

     Section  5.05.  Confidentiality.  The Company, Parent and Merger Subsidiary
                    -----------------
shall each insure that all non-public information which the Company, Parent and/or Merger Subsidiary, any of their respective officers, directors, employees, attorneys, agents, investment bankers, or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Company, Parent and/or Merger Subsidiary, any affiliate of any of them, or any customer or supplier of any of them or any such affiliate, shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them except pending the Closing in the business and for the benefit of the Surviving Corporation; provided, however, that the restrictions of this sentence shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (c) to the extent such information shall have otherwise become publicly available. The Company, Parent and/or Merger Subsidiary shall, and shall cause all other such persons and entities to, deliver to the Parent all tangible evidence of such non-public information to which the restrictions of the foregoing sentence apply at the Closing or the earlier rightful termination of this Agreement.

     Section  5.06.  Notices of Certain Events.  (a)  The Company shall promptly
                     -------------------------
as reasonably practicable after executive officers of the Company acquire knowledge thereof, notify Parent of: (i) any notice or other communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract to which the Company or any of its subsidiaries is a party or which, if not obtained, would materially delay consummation of the Merger; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any of its subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.08 or 4.10 or which relate to the consummation of the transactions contemplated by this Agreement.

          (b) Each of Parent and Merger Subsidiary shall as promptly as reasonably practicable after executive officers of Parent acquire knowledge thereof, notify the Company of: (i) any notice or other communication from any person alleging that the consent of such person (or other person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract to which Parent or any of its subsidiaries is a party or which, if not obtained, would materially delay the Merger, (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against Parent or Merger Subsidiary, which relate to consummation of the transactions contemplated by this Agreement.

          (c) Each of the Company, Parent and Merger Subsidiary agrees to give prompt notice to each other of, and to use commercially reasonable efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate at the Effective Time unless such failure or occurrence would not have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, and (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder unless such failure or occurrence would not have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be. The delivery of any notice pursuant to this Section 5.05(c) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 5.07.  Meeting of the Company's Shareholders.  The Company shall as
                    -------------------------------------
promptly as practicable after the date of this Agreement take all action necessary in accordance with the Virginia Act, applicable state and federal securities laws, and the Company's articles of incorporation and bylaws to convene the Special Meeting. The board of directors of the Company shall recommend that the Company's shareholders vote to approve the Merger and adopt this Agreement; provided, however, that the Company may change its recommendation in any manner if its recommendation of the Merger would be inconsistent with the Board of Directors' fiduciary duties under applicable law, as determined by the board of directors in good faith after consultation with its financial and legal advisors.

     Section  5.08.  Proxy  Statement  and  Other  SEC  Filings.  As promptly as
                    --------------------------------------------
practicable after execution of this Agreement, the Company shall prepare and file the Proxy Statement and the Transaction Statement, and use all commercially reasonable efforts to have the Proxy Statement and the Transaction Statement cleared by the SEC. Parent, Merger Subsidiary and the Company shall cooperate with each other in the preparation of the Proxy Statement and the Transaction Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and/or the Transaction Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide promptly to Parent copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and the Transaction Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and the Transaction Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Subsidiary agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement and the Transaction Statement have been cleared by the SEC, the Company shall mail the Proxy Statement to the shareholders of the Company. Prior to the date of approval of the Merger by the Company's shareholders, each of the Company, Parent and Merger Subsidiary shall correct promptly any information provided by it to be used specifically in the Proxy Statement and the Transaction Statement that shall have become false or misleading in any material respect and the Company shall take all steps necessary to file with the SEC any amendment to the Proxy Statement and the Transaction Statement so as to correct the same and to cause the amended Proxy Statement and Transaction Statement to be disseminated to the Shareholders of the Company, in each case to the extent required by applicable law.

     Section  5.09.  Public  Announcements.  Parent and the Company will consult
                     ----------------------
with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation.

     Section  5.10.  Expenses  and Fee.  (a)  All costs and expenses incurred in
                     ------------------
connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and filing the Proxy Statement and the Transaction Statement shall be shared equally by Parent and the Company.

          (b) The Company agrees to pay to Parent a fee equal to $250,000 within two (2) business days of the termination of this Agreement if:

               (i)     the  Company terminates this Agreement pursuant to clause
(v)  of  Section  7.01;

               (ii) Parent terminates this Agreement pursuant to clause (vi) of Section 7.01; or

               (iii) this Agreement is terminated for any reason at a time at which Parent was not in material breach of its representations, warranties, covenants and agreements contained in this Agreement and was entitled to terminate this Agreement pursuant to clause (iv) or (vii) of Section 7.01;

and provided that, in the event of the foregoing: (A) prior to the time of the Special Meeting, a proposal by a third party relating to an Acquisition Transaction had been publicly proposed or publicly announced; and (B) on or prior to the 12 month anniversary of the termination of this Agreement, the Company or any of its subsidiaries or affiliates enters into an agreement or letter of intent (or resolves or announces an intention to do) with respect to an Acquisition Transaction involving a person, entity or group if such person, entity, group (or any member of such group, or any affiliate of any of the foregoing) made a proposal with respect to an Acquisition Transaction on or after the date hereof and prior to the Special Meeting and such Acquisition Transaction is consummated.

          (c) Parent agrees to pay the Company a fee equal to $400,000 if Parent fails to consummate the transactions contemplated by this Agreement on or before 12:00 noon, Eastern Time, on or before December 31, 2001 notwithstanding the satisfaction of the conditions to Parent's obligation to consummate the transactions contemplated by this Agreement on or before December 31, 2001 (not including conditions whose failure to be satisfied is the result of a breach of a representation, warranty or covenant of Parent or Merger Subsidiary hereunder)

     Section  5.11.  Agreement  to  Cooperate.  (a)  Subject  to  the  terms and
                     -------------------------
conditions of this Agreement, including Section 5.03, each of the parties hereto shall use all best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations including, but not limited to, the HSR Act and the Gaming Laws, to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Parent and the Company and their respective subsidiaries, all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in that case, to proceed with the Merger as expeditiously as possible). In addition, subject to the terms and conditions herein provided and subject to the fiduciary duties of the respective boards of directors of the Company and Parent, none of the parties hereto shall knowingly take or cause to be taken any action which would reasonably be expected to delay materially or prevent consummation of the Merger.

          (b) Without limitation of the foregoing, each of Parent and the Company undertakes and agrees to file as soon as practicable any Notification and Report Form required under the HSR Act with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and to make such filings and apply for such approvals and consents as are required under the Gaming Laws. Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division or any authority enforcing applicable Gaming Laws for additional information or documentation and to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters or Gaming Laws, and
(ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Parties hereto. Each party shall (i) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other governmental entity and, subject to applicable law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger.

     Section  5.12.  Directors'  and  Officers'  Indemnification.  (a)  The
                     --------------------------------------------
indemnification provisions of the articles of incorporation and bylaws of the Company as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or immediately prior to, the Effective Time were directors, officers, employees or agents of the Company.

          (b) Without limiting Section 5.11(a), after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee and agent of the Company or any of its subsidiaries (each, together with such person's heirs, executors or administrators, an "Indemnified Party" and collectively, the "Indemnified Parties") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively, "Costs and Expenses"), which, in whole or in part, arises out of, relates to or is in connection with (i) any action or omission occurring or alleged to occur prior to the Effective Time (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary of any entity if such service was at the request or for the benefit of the Company), or (ii) the Merger and the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement or the events and developments between Parent and the Company leading up to this Agreement. Any Indemnified Party hereunder will (1) give prompt notice to the Surviving Corporation of any claim which arises from or after the Effective Time with respect to which it seeks indemnification, and (2) permit the Surviving Corporation to assume the defense of such claim with counsel reasonably satisfactory to a majority of the Indemnified Parties. In connection with the selection of counsel to represent the Indemnified Parties in connection with clause (2) above, the Surviving Corporation shall propose counsel to represent the Indemnified Parties. The applicable Indemnified Parties shall have the right to approve such counsel, but such approval shall not be unreasonably withheld. If the proposed counsel is not approved, the Surviving Corporation shall continue to propose counsel until counsel for the Surviving Corporation is approved by the applicable Indemnified Parties. Any Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless: (x) the Surviving Corporation has agreed, in writing, to pay such fees or expenses; (y) the Indemnifying Party shall have failed to assume the defense of such claim after the receipt of notice from the Indemnified Party as required above and failed to employ counsel reasonably satisfactory to a majority of the Indemnified Parties, or (z) based upon advice of counsel to such Indemnified Party and concurrence therewith by counsel for the group of Indemnified Parties in such matter, there shall be one or more defenses available to such Indemnified Party that are not available to the Surviving Corporation or there shall exist conflicts of interest between such Indemnified Party and the Surviving Corporation and/or the other Indemnified Parties (in which case, if the Indemnified Party notifies the Surviving Corporation in writing that such Indemnified Party elects to employ separate counsel at the expense of the Surviving Corporation, the Surviving Corporation shall not have the right to assume the defense of such claim on behalf of such Indemnified Party), in each of which events the reasonable fees and expenses of such counsel (which counsel shall be reasonably acceptable to the Surviving Corporation) shall be at the expense of the Surviving Corporation.

          (c) In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume the obligations of the Surviving Corporation or the Parent, as the case may be, set forth in this Section 5.11.

          (d)     For  a  period  of  six years after the Effective Time, Parent shall  cause  to  be  maintained  or  shall  cause  the Surviving Corporation to maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (the "Current Insurance") (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties, and which coverages and amounts shall be no less than the coverages and amounts provided at that time for Parent's directors and officers) with respect to matters arising on or before the Effective Time. Parent and the Surviving Corporation shall not be required to expend in any year an amount in excess of 125% of the annual aggregate premiums currently paid by the Company for such insurance; provided that, if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Parent's board of directors, for a cost not exceeding such amount. Parent shall also cause to be maintained or shall cause the Surviving Corporation to maintain in effect such additional directors' and officers' liability insurance with respect to liability arising out of this Agreement and the transactions contemplated hereby in such amount as the Parent and the Company shall agree prior to the Effective Time (the
"Additional Insurance"). Parent and the Surviving Corporation shall not be required to expend in any year an amount in excess of $30,000 for the Additional Insurance.

          (e) The indemnification rights of the Indemnified Parties granted under (i) this Agreement, (ii) the articles of incorporation and bylaws of the Surviving Corporation, as amended, and (iii) the Virginia Act are the only indemnification rights available to the Indemnified Parties and supercede any other rights to indemnification under other agreements if any. The provisions of this Section 5.11 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

          (f) Parent hereby fully and unconditionally guarantees the performance of the Surviving Corporation's obligations under Sections 5.11(a)-(c). This guaranty is a guaranty of payment and not performance.

     Section  5.13.  Financing.   As  a  condition  precedent  to  the Company's
                    -----------
obligation to mail the Proxy Statement to the Company's stockholders in accordance with Section 5.07 of this Agreement, Parent shall deliver to the Company an executed, written "highly confident" letter from U.S. Bancorp Libra or one or more similar lending institutions (each, a "Letter") that it can arrange the Financing Arrangement, which shall include, in the aggregate, financing sufficient to fund the consummation of the transactions contemplated by this Agreement, including, without limitation, the Merger, and to satisfy all other costs and expenses arising in connection with this Agreement. Parent shall use its reasonable efforts to consummate the Financing on terms and conditions consistent with the Letters or such other Financing Arrangement on terms as shall be reasonably satisfactory to Parent, on or before the Closing Date; but reasonable efforts of Parent as used in this Section 5.12 shall in no event require Parent to agree to financing terms materially more adverse to Parent than those provided for in the Letters. Parent shall use its reasonable efforts to obtain the cash proceeds of the Financing Arrangement prior to the Closing Date. Parent shall keep the Company informed about the status of the Financing Arrangement, including, but not limited to, providing copies of financing documents and informing the Company of the termination of any Letter.

     Section  5.14.  Funding  of Continuing Operations  (a) Jacobs shall provide
                     ---------------------------------
to the Company up to $1,000,000 in working capital through December 31, 2001, which shall be made available to the Company upon the Company's reasonable request and of which a maximum of $600,000 shall be cash and the balance of which, not to exceed $400,000, shall be in the form of forgiveness of fees and expenses payable to Jacobs and/or his affiliates as Jacobs shall determine in his sole discretion. Such working capital shall be provided to the Company in such combination of equity or debt as determined by Jacobs in his sole discretion and, if provided as debt, shall be on the terms incurred by Jacobs, if applicable, or on terms comparable to those of other loans by Jacobs or his affiliates to the Company.

          (b) Until the Closing or earlier rightful termination of this Agreement, Jacobs shall not terminate or cause to be terminated the Management Agreement dated as of February 7, 2001 by and among Colonial Holdings Management, Inc., Jalou, LLC and Jalou II, Inc., except upon such grounds as may constitute cause for termination pursuant thereto or under applicable law or upon the expiration of the term of such agreements (and regardless of whether such expiration requires notice to the Company of termination or non-renewal).

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     Section  6.01.  Conditions  to  the  Obligations  of  Each  Party.  The
                     --------------------------------------------------
obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) this Agreement and the Merger shall have been adopted by the requisite vote of the shareholders of the Company in accordance with the Virginia Act (the "Company Shareholders' Approval");

          (b) none of the parties hereto shall be subject to any order or injunction of any governmental authority of competent jurisdiction that prohibits the consummation of the Merger. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such order overturned or injunction lifted;

          (c) the waiting period applicable to consummation of the Merger under the HSR Act, if applicable, shall have expired or been terminated;

          (d) the Company Proxy Statement on Schedule 14A and the Transaction Statement shall be filed in definitive form with the SEC and shall not be the subject of any stop order or similar proceeding; and

          (e)     Update of Fairness Opinion. At the Effective Time, the Company
                  --------------------------
Financial Adviser shall have reaffirmed orally or in writing the fairness opinion previously prepared and delivered by it to the Special Committee of the Board of Directors of the Company.

     Section  6.02.  Conditions  to  Obligation  of  the  Company  to Effect the
                     -----------------------------------------------------------
Merger. Unless waived by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) Parent and Merger Subsidiary shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of Parent and Merger Subsidiary contained in this Agreement shall be true and correct on and as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date, and which need be true and correct as of such earlier date) except for such failures to perform or to be true and correct that would not have a Parent Material Adverse Effect, and the Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to that effect;

          (b) all Parent Statutory Approvals and Company Statutory Approvals required to be obtained in order to permit consummation of the Merger under applicable law shall have been obtained, except for any such Parent Statutory Approvals or Company Statutory Approvals the unavailability of which would not, individually or in the aggregate (i) have a Company Material Adverse Effect after the Effective Time, or (ii) result in the Company or its subsidiaries failing to meet the standards for licensing, suitability or character under any Gaming Laws relating to the conduct of Parent's or the Company's business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) would have a Company Material Adverse Effect (after giving effect to the Merger);

          (c)     Consents.  The  Parent  shall  have  obtained  the  consent or
                  --------
approval to the transactions contemplated by this Agreement of each person from whom such consent or approval is required under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument to which the Parent is a party or by which it is bound except where the failure to obtain such consents or approvals would not, in the reasonable opinion of the Company, individually or in the aggregate, have a Parent Material Adverse Effect, or materially affect the consummation of the transactions contemplated hereby; and

          (d)     Payment of Exchange Funds.  The Parent shall have obtained and
                  -------------------------
segregated for payment to the Company sufficient cash funds as required by the terms hereof, to pay in full at the Effective Time, or promptly thereafter, to the holders of the Common Stock, the Exchange Funds and shall have deposited the Exchange Funds with the Disbursing Agent pursuant to Section 1.05 hereof.

     Section 6.03.  Conditions to Obligations of Parent and Subsidiary to Effect
                    ------------------------------------------------------------
the  Merger.  Unless  waived by Parent and Merger Subsidiary, the obligations of
------------
Parent and Merger Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

          (a) the Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date), except for such failures to perform and to be true and correct that would not have a Company
Material Adverse Effect, and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to that effect;

          (b) all Parent Statutory Approvals and Company Statutory Approvals required to be obtained in order to permit consummation of the Merger under applicable law shall have been obtained, except for any such Parent Statutory Approvals or Company Statutory Approvals whose unavailability would not (i) have a Parent Material Adverse Effect, or (ii) result in Parent or its subsidiaries failing to meet the standards for licensing, suitability or character under any Gaming Laws relating to the conduct of Parent's or the Company's business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) would reasonably be expected to have a Parent Material Adverse Effect (after giving effect to the Merger);

          (c)     Consents.  The  Company  shall  have  obtained  the consent or
                  --------
approval to the transactions contemplated by this Agreement of each person from whom such consent or approval is required under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument to which the Company is a party or by which it is bound except where the failure to obtain such consents or approvals would not, in the reasonable opinion of the Parent, individually or in the aggregate, have a Company Material Adverse Effect, or materially affect the consummation of the transactions contemplated hereby; and

          (d) shareholders of the Company owning not more than ten percent (10%) in the aggregate of the Common Stock shall have exercised dissenter's rights pursuant to Article 15 of the Virginia Act.

                                   ARTICLE VII
                                   TERMINATION

     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

          (i)     by  mutual  written  consent  of  the  Company  and  Parent;

          (ii) by either the Company or Parent, if the Merger has not been consummated by December 31, 2001 provided that the right to terminate this Agreement under this clause shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the Merger by such date;

          (iii) by either the Company or Parent if any judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable and was not entered at the request of the terminating party;

          (iv) by either the Company or Parent, if (x) there has been a breach by the other party of any representation or warranty contained in this Agreement which would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, or prevent or delay the consummation of the Merger beyond December 31, 2001, and which has not been cured in all material respects within 30 days after written notice of such breach by the terminating party, or (y) there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, as applicable, or prevent or delay the consummation of the Merger beyond December 31, 2001, and which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the terminating party to the other party;

          (v) by the Company if, prior to receipt of the Company Shareholders' Approval, the Company receives a Superior Proposal, resolves to accept such Superior Proposal, and shall have given Parent two days' prior written notice of its intention to terminate pursuant to this provision; provided, however, that such termination shall not be effective until such time as the payment required by Section 5.09(b) shall have been received by Parent;

          (vi) by the Parent, if the board of directors of the Company shall have failed to recommend, or shall have withdrawn, modified or amended in any material respect its approval or recommendation of the Merger or shall have resolved to do any of the foregoing, or shall have recommended another Acquisition Proposal or if the Board of Directors of the Company shall have resolved to accept a Superior Proposal or shall have recommended to the shareholders of the Company that they tender their shares in a tender or an exchange offer commenced by a third party (excluding any affiliate of Parent or any group of which any affiliate of Parent is a member); or

          (vii) by Parent or the Company if the shareholders of the Company fail to approve the Merger at a duly held meeting of shareholders called for such purpose (including any adjournment or postponement thereof);

                                  ARTICLE VIII

                                  MISCELLANEOUS

     Section  8.01.  Effect of Termination.  In the event of termination of this
                     ----------------------
Agreement by either Parent or the Company pursuant to Article VII, this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the Company, Parent, Merger Subsidiary or their respective officers or directors (except as set forth in this Section 8.01, in the second sentence of Section 5.04 and in Section 5.09, all of which shall survive the termination). Nothing in this Section 8.01 shall relieve any party from liability for any breach of any representation, warranty, covenant or agreement of such party contained in this Agreement, except that if the fee provided for in Section 5.09(b) or the fee provided for in Section 5.09(c) becomes payable in accordance therewith, that fee will constitute the exclusive remedy of and the sole amount payable to the party entitled thereto with respect to the event or circumstances in connection with which that fee becomes so payable.

     Section  8.02.  Nonsurvival  of  Representations  and  Warranties.  No
                     --------------------------------------------------
representation, warranty or agreement in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, and after effectiveness of the Merger neither the Company, Parent, Merger Subsidiary nor any of their respective officers or directors shall have any further obligation with respect thereto except for the agreements contained in Articles I, II and VIII and Section 5.11.

     Section  8.03.  Notices.  All  notices  and  other communications hereunder
                     --------
shall be in writing and shall be considered given upon receipt if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     If  to  the  Company:

          Colonial  Holdings,  Inc.
          10515  Colonial  Downs  Parkway
          New  Kent,  Virginia  23124

          With  a  copy  to:

          Ruben  &  Aronson,  LLP
          3299  K  Street,  N.W.,  Suite  403
          Washington,  D.C.  20007
          Tel:  202-965-3600
          Fax:  202-965-3700
          Attn:  Louis  M.  Aronson

               and

          Hirschler,  Fleicher,  Weinberg,  Cox  &  Allen
          701  E.  Byrd  Street,  15th  Floor
          Richmond,  Virginia  23219
          Tel:  804-771-9500
          Fax:  804-644-0957
          Attn:  James  L.  Weinberg


     If  to  Parent  or  Merger  Subsidiary:

          Jeffrey  P.  Jacobs
          Jacobs  Investments
          1001  North  U.S.  Highway  One  #710
          Jupiter,  Florida  33477
          Tel:  561-575-4006
          Fax:  561-575-1526

     with  a  copy  to:

          Baker  &  Hostetler  LLP
          3200  National  City  Center
          1900  East  Ninth  Street
          Cleveland,  Ohio  44114-3485
          Tel:  216/861-7553
          Fax:  216/696-0740
          Attn:  Edward  G.  Ptaszek,  Jr.


     Section  8.04.  Interpretation.  The  headings  contained in this Agreement
                     ---------------
are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) "knowledge" shall mean actual knowledge of the executive officers of the Company or Parent, as applicable, and (iii) reference to any Article or Section means such Article or Section hereof.

     Section  8.05.  Miscellaneous.  This Agreement (including the documents and
                     --------------
instruments referred to herein) shall not be assigned by operation of law or otherwise except that Merger Subsidiary may assign its obligations under this Agreement to any other wholly owned subsidiary of Parent subject to the terms of this Agreement, in which case such assignee shall become the "Merger Subsidiary" for all purposes of this Agreement. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF VIRGINIA WITHOUT GIVING EFFECT TO APPLICABLE CONFLICT OF LAWS PRINCIPLES.

     Section  8.06.  Counterparts  This Agreement may be executed in two or more
                     ------------
counterparts, each of which shall be considered to be an original, but all of which shall constitute one and the same agreement.

     Section 8.07.  Amendments; No Waivers.  (a) Any provision of this Agreement
                    -----------------------
may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective; however, any waiver or amendment shall be effective against a party only if the board of directors of such party approves such waiver or amendment.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section  8.08.  Entire  Agreement.  This  Agreement and the Confidentiality
                     ------------------
Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder except for Section 5.11, which is intended for the benefit of the Company's former and present officers, directors, employees and agents, Articles I and II, which are intended for the benefit of the Company's shareholders, including holders of Options, and Section 5.06, which is intended for the benefit of the parties to the agreements or participants in the plans referred to therein.

     Section  8.09.  Severability.  If  any  term  or  other  provision  of this
                     -------------
Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

     Section  8.10.  Specific  Performance.  The  parties  hereto  agree  that
                     ----------------------
irreparable damage would occur if any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                 COLONIAL  HOLDINGS,  INC.


                                        /s/  Ian  M.  Stewart
                                 -----------------------------------------
                                 Name:  Ian  M.  Stewart
                                       -----------------------------------
                                 Title: President
                                       -----------------------------------


                                 GAMECO,  INC.


                                        /s/  Jeffrey  P.  Jacobs
                                 -----------------------------------------
                                 Name:  Jeffrey  P.  Jacobs
                                       -----------------------------------
                                 Title: President
                                       -----------------------------------


                                 GAMECO  ACQUISITION,  INC.


                                        /s/  Jeffrey  P.  Jacobs
                                 -----------------------------------------
                                 Name:  Jeffrey  P.  Jacobs
                                       -----------------------------------
                                 Title: President
                                       -----------------------------------


                                        /s/  Jeffrey  P.  Jacobs
                                 -----------------------------------------
                                 Jeffrey  P.  Jacobs